Exhibit  2.3

                      AGREEMENT AND PLAN OF REORGANIZATION

                            AMENDMENT & MODIFICATION

This document is enacted on the 18th day of July, 2001 as an amendment and modification to the baseline Agreement entered into on November 10, 2000, by and between QuadraComm, Inc. ("QuadraComm") and RF Scientific, Inc. ("RFS"), including RFS principal shareholders, James Abbott and A.J. Miceli ("Shareholders"), which documented and contracted the acquisition of RFS by QuadraComm. All elements of that basic Agreement remain intact as written at the time except for the provision modifications defined herein intended to amend that Agreement. QuadraComm, RFS, and Shareholders are individually and collectively referred to within this document as "Parties".

Therefore, it is agreed between the Parties that the following revisions, additions, and/or modifications are made to the baseline Agreement of November 10, 2000:

1. The Parties hereto commit to the re-validation of the acquisition of RFS by QuadraComm per the terms arid conditions of the Agreement except as defined herein.

2. The Due Diligence data, in all forms, exchanged to date between the Parties is hereby accepted by the Parties as full and current disclosure of material events and facts surrounding the companies, past performance, and current status relative to business arid financial conditions. The Section 3, Representations and Warranties, previously committed and delivered are accepted herein as valid for Closing.

3. The final Closing of the transactions contemplated by the Agreement will be set to the mutual agreement of the Parties, but no later than 31 August, 2001.

4. All shares of QuadraComm Common Stock associated with the merger/acquisition will be disbursed by QuadraComum within fifteen (15) days of Closing. The quantity of shares agreed to as part of the consideration for the transaction is hereby increased to One Million shares.

5. All cash consideration to RFS Shareholders in the purchase price will be distributed to the Shareholders within 30 days of the Closing of the transaction. The cash consideration remains at Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

6. QuadraComm commits to fund the initial minimum working capital supplement of Two Hundred Thousand and No/100 Dollars ($200,000:00) to RFS not later than 25 July, 2001 in order to keep this Amendment and Modification in force between the Parties. QuadraComm also commits to fund, or find funds, additional working capital requirements of RFS as the Parties mutually agree from time to time.


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     3.   This  Amendment  adds One Million (1,000,000) Restricted Common shares of QuadraComm, Inc. to the operation of RFS to be used as a working capital supplement. This issuance is made in lieu of the previously committed working capital cash infusions. However, on an on-going basis, QuadraComm also commits to fund, or find funds for, additional working capital requirements of RFS as the Parties mutually agree from time to time to ensure stable operation of the business unit.
     Thus, the total number of Restricted Common shares of QuadraComm, Inc. required to complete the merger/acquisition is Four Million (4,000,000) for all purposes.

6. If, within twenty (20) business days of the closing of this transaction, the stock market price cash equivalent, or cash redemption, of sub-items numbered 5.2 and 5.3 above are not equal to, or in excess of, $250,000 and $325,000 respectively, the Company commits to fund any deficiencies in either or both sub-items by issuing additional stock and/or the payment of cash to the appropriate recipients. The funding method chosen to resolve the deficiency shall be solely at the Company's discretion.

7. In the event any deficiencies in cash plus cash-equivalency occur relative to the commitments made by the Company in item number 6 herein, and said deficiencies are not resolved, as committed, by QuadraComm within forty-five (45) days from the date of the closing of the transaction contemplated herein, the original shareholders of RF Scientific, Inc, may demand to buy back the company, in total, from QuadraComm. Such buy-back will require; i) the return of the QuadraComm stock issued to RF Scientific shareholders per the provision of sub-item 5.1 , and also, ii) the return of any remaining stock issued under sub-item 5.3 plus the return of any working capital cash received by RF Scientific from QuadraComm from the date of this baseline Agreement on November 10, 2000 until the date of the demand buy-back, including the proceeds of any stock-to-cash conversion realized under sub-item 5.3. The repayment of any required cash proceeds will be covered by a mutually definable Long-Term 24-month Note Payable from the re-created RF Scientific to QuadraComm. It is agreed by the parties hereto that, in the event of a buy-back action, all consideration paid by QuadraComm to the shareholder of RF Scientific under sub-item 5.2 herein, whether retained in stock or converted to cash, remains with the recipients as liquidated damages associated with the buy-back.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement Amendment & Modification Number 2 as defined above as of the date first above written, and agree to incorporate it into both the baseline Agreement and Plan of Reorganization and Amendment & Modification Number 1.

QUADRACOMM,  INC.                         RF  SCIENTIFIC,  INC.


              /s/                                      /s/
--------------------------------          -------------------------------
By:     Robert  Ellis                     By:     James  Abbott
Its:    President                         Its:    President


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